Exhibit 16


August 31, 2007

Mr. David Kane
Chief Financial Officer
National Lampoon, Inc.
8228 Sunset Blvd.
Los Angeles, California 90046

And

Mr. Timothy Durham
Audit Committee Chair
National Lampoon, Inc.
8228 Sunset Blvd.
Los Angeles, California 90046


Dear Sirs,

This is to confirm that the client-auditor relationship between National Lampoon, Inc. (Commission File Number 0-15284) and Stonefield Josephson, Inc. has ceased.

Sincerely,

/s/ Stonefield Josephson, Inc.
------------------------------
Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS



CC: Office of the Chief Accountant
PCAOB Letter File
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561